Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces First Quarter 2019 Financial Results

Global retail sales growth of 4.6%

U.S. same store sales growth of 3.9%

International same store sales growth of 1.8%

Global net store growth of 200

Diluted EPS up 10.0% to $2.20

ANN ARBOR, Michigan, April 24, 2019: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the first quarter, comprised of healthy growth in global retail sales and earnings per share. Global retail sales increased 4.6% in the first quarter, or 8.5% without the negative impact of changes in foreign currency exchange rates. U.S. same store sales grew 3.9% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s U.S. business. The international division also posted positive results, with same store sales growth of 1.8% during the quarter. The first quarter marked the 101st consecutive quarter of international same store sales growth and the 32nd consecutive quarter of U.S. same store sales growth. The Company had first quarter global net store growth of 200 stores, comprised of 27 net new U.S. stores and 173 net new international stores. Globally, the Company opened its 16,000th store during the first quarter. First quarter diluted EPS was $2.20, up 10.0% over the prior year quarter.

On April 23, 2019, the Board of Directors declared a $0.65 per share quarterly dividend for shareholders of record as of June 14, 2019 to be paid on June 28, 2019.

“It was a good quarter for our U.S. business, and I am very pleased with our balanced retail sales growth, driven by a healthy combination of solid same-store sales and unit growth,” said Ritch Allison, Domino’s Chief Executive Officer.

“We remain focused on improving international comps, but I am encouraged by the strong unit growth in the first quarter – and remain confident in the fundamentals related to market share, retail sales growth and unit economics within this terrific segment of our business.”

First Quarter 2019 Highlights:

(dollars in millions, except per share data)	First Quarter of 2019	First Quarter of 2018
Net income	$92.7	$88.8
Weighted average diluted shares	42,202,429	44,377,509
Diluted earnings per share	$2.20	$2.00

•

Revenues increased $50.6 million, or 6.4%, in the first quarter of 2019. The increase in revenues was due primarily to higher supply chain volumes resulting from higher retail sales. Higher same store sales and store count growth in both our U.S. and international markets also contributed to the increase in revenues. The increase in international franchise revenues was partially offset by the negative impact of changes in foreign currency exchange rates.

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Net Income increased $3.9 million, or 4.3%, in the first quarter of 2019. This increase was primarily driven by higher royalty revenues from U.S. and international franchised stores and higher supply chain volumes. These increases were partially offset by higher general and administrative expenses due to our continued investments in technological initiatives and investments in other areas. Higher net interest expense primarily due to a higher average debt balance as compared to the prior year also negatively impacted net income.

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Diluted EPS was $2.20 for the first quarter of 2019 versus $2.00 in the prior year quarter. This represents a $0.20 or 10.0% increase over the prior year quarter. This increase was driven by higher net income, as well as lower diluted share count, primarily as a result of the share repurchases made during the trailing four quarters.

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Domino’s Pizza: Q1 2019 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on pages three and four for additional details.

	First Quarter of 2019	First Quarter of 2018
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 2.1%	+ 6.4%
U.S. franchise stores	+ 4.1%	+ 8.4%

U.S. stores	+ 3.9%	+ 8.3%

International stores (excluding foreign currency impact)	+ 1.8%	+ 5.0%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 7.9%	+12.7%
International stores	+ 1.5%	+20.8%

Total	+ 4.6%	+16.8%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 7.9%	+12.7%
International stores	+ 9.1%	+13.4%

Total	+ 8.5%	+13.1%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at December 30, 2018	390	5,486	5,876	10,038	15,914
Openings	2	29	31	183	214
Closings	—	(4)	(4)	(10)	(14)

Store count at March 24, 2019	392	5,511	5,903	10,211	16,114

First quarter 2019 net store growth	2	25	27	173	200

Trailing four quarters net store growth (1)	9	245	254	894	1,148

(1)

Trailing four quarters net store growth does not include the effect of transfers. In the second and third fiscal quarters of 2018, the Company sold a total of 14 U.S. Company-owned stores to U.S. franchisees.

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2019 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

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Domino’s Pizza: Q1 2019 Earnings Release, Page Three

Share Repurchases

During the first quarter of 2019, the Company repurchased and retired 33,549 shares of its common stock under its Board of Directors-approved open market share repurchase program for approximately $8.1 million, or an average price of $242.74 per share. As of March 24, 2019, the end of the first quarter, the Company’s total remaining authorized amount for share repurchases was approximately $150.6 million.

Liquidity

As of March 24, 2019, the Company had approximately:

•	$83.1 million of unrestricted cash and cash equivalents;

•	$3.48 billion in total debt; and

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$101.9 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $48.1 million and $25.0 million of borrowings under its variable funding notes.

The Company invested $12.2 million in capital expenditures in the first quarter of 2019, versus $13.6 million in the first quarter of 2018. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $84.8 million in the first quarter of 2019.

(in thousands)	First Quarter Of 2019
Net cash provided by operating activities	$96,998
Capital expenditures	(12,222)

Free cash flow	$84,776

Adoption of New Accounting Guidance

The Company adopted Accounting Standards Codification 842, Leases (“ASC 842”) during the first quarter of 2019. ASC 842 requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months.

The adoption of ASC 842 had a material impact on the Company’s assets and liabilities due to the recognition of operating lease right-of-use assets and lease liabilities on its condensed consolidated balance sheet. However, it did not have a material effect on the Company’s condensed consolidated statement of income and condensed consolidated statement of cash flows.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

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Domino’s Pizza: Q1 2019 Earnings Release, Page Four

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 16,100 stores in over 85 markets. Domino’s had global retail sales of over $13.5 billion in 2018, with nearly $6.6 billion in the U.S. and more than $6.9 billion internationally. In the first quarter of 2019, Domino’s had global retail sales of nearly $3.3 billion, with over $1.6 billion in the U.S. and nearly $1.7 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the first quarter of 2019. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2018 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery with Ford Motor Company – and in April 2018, launched Domino’s HotSpots®, featuring over 200,000 non-traditional delivery locations including parks, beaches, local landmarks and other unique gathering spots.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

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Domino’s Pizza: Q1 2019 Earnings Release, Page Five

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy and consumer protection; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q1 2019 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 24, 2019	% of Total Revenues	March 25, 2018	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$123,450		$121,186
U.S. franchise royalties and fees	96,708		89,490
Supply chain	472,100		440,063
International franchise royalties and fees	54,584		52,421
U.S. franchise advertising	89,121		82,211

Total revenues	835,963	100.0%	785,371	100.0%

Cost of sales:
U.S. Company-owned stores	95,540		93,038
Supply chain	418,134		392,468

Total cost of sales	513,674	61.4%	485,506	61.8%

Operating margin	322,289	38.6%	299,865	38.2%

General and administrative	89,664	10.7%	84,178	10.7%
U.S. franchise advertising	89,121	10.7%	82,211	10.5%

Income from operations	143,504	17.2%	133,476	17.0%
Interest expense, net	(34,361)	(4.1)%	(29,806)	(3.8)%

Income before provision for income taxes	109,143	13.1%	103,670	13.2%
Provision for income taxes	16,493	2.0%	14,843	1.9%

Net income	$92,650	11.1%	$88,827	11.3%

Earnings per share:
Common stock – diluted	$2.20		$2.00

Domino’s Pizza: Q1 2019 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 24, 2019	December 30, 2018
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$83,114	$25,438
Restricted cash and cash equivalents	150,055	166,993
Accounts receivable, net	194,064	190,091
Inventories	45,668	45,975
Prepaid expenses and other	19,544	25,710
Advertising fund assets, restricted	98,098	112,744

Total current assets	590,543	566,951
Property, plant and equipment, net	227,867	234,939
Operating lease right-of-use assets	222,005	—
Other assets	107,860	105,495

Total assets	$1,148,275	$907,385

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,909	$35,893
Accounts payable	84,888	92,546
Advertising fund liabilities	93,040	107,150
Other accrued liabilities	198,176	144,154

Total current liabilities	412,013	379,743
Long-term liabilities:
Long-term debt, less current portion	3,447,819	3,495,691
Operating lease liabilities	198,508	—
Other accrued liabilities	65,100	71,872

Total long-term liabilities	3,711,427	3,567,563
Total stockholders’ deficit	(2,975,165)	(3,039,921)

Total liabilities and stockholders’ deficit	$1,148,275	$907,385

Domino’s Pizza: Q1 2019 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 24, 2019	March 25, 2018
(In thousands)
Cash flows from operating activities:
Net income	$92,650	$88,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,790	11,069
Loss on sale/disposal of assets	149	365
Amortization of debt issuance costs	1,101	1,177
Provision for deferred income taxes	1,467	566
Non-cash compensation expense	4,608	6,063
Excess tax benefits from equity-based compensation	(8,663)	(8,410)
Other	94	(57)
Changes in operating assets and liabilities	1,974	(15,405)
Changes in advertising fund assets and liabilities, restricted	(10,172)	(519)

Net cash provided by operating activities	96,998	83,676

Cash flows from investing activities:
Capital expenditures	(12,222)	(13,647)
Maturities of advertising fund investments, restricted	—	4,007
Other	262	(499)

Net cash used in investing activities	(11,960)	(10,139)

Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(48,968)	(8,078)
Proceeds from exercise of stock options	4,537	3,718
Purchases of common stock	(8,144)	(101,084)
Tax payments for restricted stock upon vesting	(2,467)	(2,299)
Payments of common stock dividends and equivalents	(90)	(79)

Net cash used in financing activities	(55,132)	(107,822)

Effect of exchange rate changes on cash	124	48

Change in cash and cash equivalents, restricted cash and cash equivalents	$30,030	$(34,237)

Cash and cash equivalents, beginning of period	25,438	35,768
Restricted cash and cash equivalents, beginning of period	166,993	191,762
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	44,988	27,316

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	$237,419	$254,846

Cash and cash equivalents, end of period	83,114	44,609
Restricted cash and cash equivalents, end of period	150,055	145,186
Cash and cash equivalents included in advertising fund assets, restricted, end of period	34,280	30,814

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$267,449	$220,609

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